EXHIBIT 99

Adatom Announces Definitive Agreement for Transfer of Operations And Governance

JANUARY 2, 2001
MILPITAS, Calif., Jan 2, 2001 /PRNewswire via COMTEX/ -- Adatom.com, Inc. (OTC:
ADTM) today announced a Definitive Agreement transferring the operational and governance responsibilities for the company to Mr. Gordon Lee.

Adatom's current Officers and Directors have determined the company is insolvent and have not been successful in their attempts to procure additional working capital to sustain daily operations. The agreement requires Mr. Lee to put forth an operating plan to reduce Adatom's debt and enhance shareholder value, preserving the company's value for the benefit of the creditor and shareholders.

Mr. Lee has extensive experience in the legal rights and responsibilities of partnerships and corporations, knowledge of the global securities and investment industry and is a sought after specialist and consultant in national and international trade. Mr. Lee has been a partner, officer and director of such companies as USA Video Corporation, Laser Vision, Inc., Startek.com Corp., Future Media Technologies and Rose & Ruby Film Productions.

Mr. Lee is currently Chairman and CEO of Bentley Communications Corp. (OTC Bulletin Board: BTLY) and American IDC Corp. (OTC: ACNI), publicly traded companies on the NASD OTCBB exchange.

Mr. Lee stated, "Aside from the opportunity to 'clear the slate' and rebuild shareholder value for Adatom, I believe we can bring financial fruition to the various 'transaction fee based' informational type technologies we plan to deploy throughout Asia based on Adatom's foundation and my own experiences in the 'New West.'"

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievement expressed or implied by such forward looking statements to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, risk inherent in the company's domestic and international operations, imprecision in estimating product reserves and the company's ability to replace and expand its holdings.

SOURCE Adatom.com, Inc.

CONTACT: Gordon F. Lee, CEO of Bentley Communications Corp., 310-342-0760, or fax, 310-342-0704, GordonLee@bentleycommcorp.com, for Adatom.com, Inc.